Exhibit 99.1

VSE Reports Third Quarter 2009 Results

45% Increase in Third Quarter Net Income

ALEXANDRIA, Va.--(BUSINESS WIRE)--October 29, 2009--VSE Corporation (Nasdaq:VSEC) reported the following consolidated financial results for the three and nine months ended September 30, 2009 and 2008:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues	$ 263,068	$ 306,811	$ 758,632	$ 747,222
Contract costs	250,144	297,790	727,393	724,245
Gross profit	12,924	9,021	31,239	22,977
Selling, general and administrative expenses	422	298	804	681
Interest expense (income), net	3	(5)	(116)	(118)
Income before income taxes	12,499	8,728	30,551	22,414
Provision for income taxes	4,773	3,419	11,743	8,738
Net income	$ 7,726	$ 5,309	$ 18,808	$ 13,676

Basic earnings per share	$ 1.51	$ 1.05	$ 3.67	$ 2.70
Basic weighted average shares outstanding	5,131,869	5,075,830	5,124,937	5,066,837

Diluted earnings per share	$ 1.50	$ 1.04	$ 3.66	$ 2.68
Diluted weighted average shares outstanding	5,146,454	5,099,794	5,138,700	5,093,715

Dividends declared per share	$ 0.050	$ 0.045	$ 0.145	$ 0.130

Financial Results

Third quarter revenues were $263.1 million compared to $306.8 million reported for last year’s third quarter. For the nine months ended September 30, 2009, revenues were $758.6 million, an increase of 2% from the same period of 2008. Third quarter net income was $7.7 million for 2009, an increase from $5.3 million for 2008. Net income for the nine months ended September 30, 2009 was $18.8 million, up from $13.7 million for the same period of 2008.

The revenue decreases for the third quarter resulted primarily from the expiration of our Army Equipment Support Program in February 2009, and temporary delays in our work on the Port of Anchorage Intermodal Expansion Project (“PIEP”) due to environmental and technical issues near the site. The revenue decreases from these two programs were partially offset by growth in revenues from the RCV Modernization and CED Assured Mobility Systems programs, an increase in the technical services performed by our Fleet Maintenance Division (“FMD”), and growth in the equipment refurbishment services provided by our Engineering and Logistics Division (“ELD”).

The increase in net income for the third quarter and nine months of 2009 was primarily due to increased profits on our ELD equipment refurbishment services, an annual incentive fee recognition under our U.S. Treasury Department Seized Asset Program, the inclusion of our G&B Solutions subsidiary (“G&B”) operating results for the full three-month and nine-month periods in 2009 as compared to partial comparable periods in 2008 when we acquired G&B, and increased profits on our RCV Modernization Program.

VSE’s funded backlog was approximately $597 million at September 30, 2009 compared to approximately $567 million at December 31, 2008.

CEO Comments

VSE CEO Mo Gauthier commented, “We are seeing success in our strategy to incrementally displace low-to-no profit margin subcontractor work with direct labor in most of our operating divisions and subsidiaries. This is allowing us to benefit from improved profit margins associated with our strong employee growth, enhanced control of our client visibility and relationships, and reduced dependence on subcontractor performance and priorities.”

VSE Services

VSE marked its 50th year as a government contractor in January 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Randy Hollstein, Corporate Vice President of Sales and Marketing, at (703) 329-3206.

The company encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

CONTACT:
VSE Corporation
Keren Ackerman, 703-329-4605